SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MET-PRO CORPORATION

    (Name of registrant as specified in its charter)

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160 Cassell Road, Harleysville, Pennsylvania 19438

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

To Be Held On June 3, 2009

To the Shareholders of MET-PRO CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of MET-PRO CORPORATION, a Pennsylvania corporation (the “Company”), will be held at the Best Western Inn at Towamencin, Sumneytown Pike, Kulpsville, Pennsylvania, on June 3, 2009, at the time of 9:30 a.m. for the following purposes:

1.	To elect two Directors to serve until the 2012 Annual Meeting of Shareholders.

2.	To ratify the selection of Margolis & Company P.C. as independent registered public accountants for the Company’s fiscal year ending January 31, 2010.

3.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on April 10, 2009, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting.

Gary J. Morgan
Secretary

Harleysville, Pennsylvania
April 17, 2009

            Whether or not you plan to attend the meeting, please sign and date the enclosed proxy, which is solicited by the Board of Directors of the Company, and return it to the Company. The proxy may be revoked at any time before it is voted, and a shareholder executing proxies may attend the meeting and vote there in person, should shareholder so desire, except that, if the shares are held in street name, shareholder may vote these shares in person at the meeting only if the you obtain a signed proxy from the record holder giving you the right to vote the shares.

MET-PRO CORPORATION
160 Cassell Road, Harleysville, Pennsylvania 19438

PROXY STATEMENT

The Board of Directors of Met-Pro Corporation (the “Company” or “Met-Pro”) presents this proxy statement to all shareholders and solicits their proxies for the Annual Meeting of Shareholders to be held on June 3, 2009.

All proxies duly executed and received will be voted on all matters presented at the meeting in accordance with the specifications made in such proxies. In the absence of your specific vote on your executed proxy card, if your Met-Pro shares are registered directly in your name, your shares will be voted consistent with the recommendations of the Board of Directors and in favor of each of the two proposals identified for voting. In the absence of your specific instructions on your executed proxy card, if the Met-Pro shares that you own are registered in the name of your broker (“street name”), under applicable New York Stock Exchange rules, your broker will vote your shares in favor of the named nominees to the Company’s Board of Directors and the ratification of the selection of Margolis & Company P.C. as independent registered public accountants for the fiscal year 2010.

Management does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that proxy holders will have to vote for a substitute or alternate nominee.  In the event that any other matter should come before the meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with their best judgment.  The proxy may be revoked at any time before being voted by written notice to such effect received by the Company, 160 Cassell Road, P.O. Box 144, Harleysville, Pennsylvania 19438, attention: President, prior to exercise of the proxy, by delivery of a later proxy or by a vote cast in person at the meeting; provided, however, if the shares are held in street name, you may vote these shares in person at the meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares.  The Company will pay the entire expense of soliciting these proxies.  Said solicitation will be primarily by mail, although we may engage officers of the Company or outside parties to solicit proxies personally or by telephone if we deem it expedient.   In accordance with New York Stock Exchange rules, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxy materials to beneficial owners of Met-Pro shares.

           The total number of Common Shares of the Company outstanding as of April 10, 2009 was 14,600,109. The Common Shares are the only class of securities of the Company entitled to vote, each share being entitled to one noncumulative vote. Only shareholders of record as of the close of business on April 10, 2009 will be entitled to vote.  A majority of the Common Shares outstanding on the April 10, 2009 record date must be present in person or by proxy at the Annual Meeting in order to have a quorum for the transaction of business. Under Pennsylvania law, abstentions (votes “withheld”) and broker non-votes will be counted as present for purposes of determining the presence of a quorum.

Directors are elected by a plurality of the votes cast. Broker non-votes and shares that are represented by proxies that are marked “withhold authority” with respect to the election of one or more nominees as Directors are deemed under Pennsylvania law not to have been cast, and will have no effect upon the vote as to the election of Directors.

The approval of the ratification of the selection of Margolis & Company P.C. requires the affirmative “FOR” vote of a majority of the shares which are present in person or by proxy at the Annual Meeting and which are actually cast on this proposal. Abstentions and broker non-votes will not be deemed as having been “cast” and will have no effect upon the approval of this proposal.

A list of shareholders entitled to vote at the meeting will be available at the Company’s offices, 160 Cassell Road, Harleysville, Pennsylvania 19438, for a period of ten (10) days prior to the meeting for examination by any shareholder.

These proxy materials were first mailed to shareholders of the Company on or about April 17, 2009.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held on June 3, 2009

This proxy statement and our annual report to shareholders are available at www.met-pro.com.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Company’s Articles of Incorporation provide for a classified Board of Directors, with the Board divided into three classes whose terms expire at different times. Two Directors, George H. Glatfelter and Gary J. Morgan, whose terms of office expire with the June 3, 2009 meeting, have been recommended by the Corporate Governance and Nominating Committee and nominated by the Board for re-election to terms that expire at the 2012 Annual Meeting. The term of Alan Lawley, Ph.D., a Director since 1990, also expires with the 2009 Annual Meeting. Dr. Lawley is not standing for re-election pursuant to the Board’s policy that Directors must be less than 75 years of age (70 years of age for Directors whose term of service began after January 1, 2004) as of the date of the Annual Meeting in order to be eligible for election to the Board. Information regarding the Board’s two nominees is set forth below. Information regarding the Directors whose terms expire after the 2009 Annual Meeting is set forth on page 3.

Unless otherwise indicated in valid proxies received pursuant to this solicitation, such proxies will be voted for the election of the persons listed below as nominees for the terms set forth below.  Management has no reason to believe that the nominees will not be available or will not serve if elected.  Proxies may not be voted for more than two persons.  If Messrs. Glatfelter or Morgan should become unavailable to serve as a Director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be nominated.

The following sets forth certain information as to the nominees for election as Directors and for each other person whose term of office as a Director will continue after this Annual Meeting of Shareholders:

			FIRST YEAR
			OF SERVICE
NAME	AGE	PRINCIPAL OCCUPATION	AS A
			DIRECTOR

		NOMINEES FOR TERMS TO EXPIRE IN 2012

George H. Glatfelter II	57
Mr. Glatfelter is Chairman of the Board and Chief Executive Officer of P. H. Glatfelter Company, positions that he has held for more than five years.  P. H. Glatfelter Company, located in York, Pennsylvania, a global manufacturer of specialty papers and engineered products, is a public company whose shares are listed on the New York Stock Exchange (see www.Glatfelter.com).  Mr. Glatfelter is also a Director of the National Council for Air and Stream Improvements, and the Alliance for the Chesapeake Bay. Currently, Mr. Glatfelter is the Chairman of the Company’s Compensation and Management Development Committee and also serves on the Corporate Governance and Nominating Committee.
			2004

Gary J. Morgan	54	Mr. Morgan is Senior Vice President-Finance, Secretary, Treasurer, and Chief Financial Officer of the Company. He was appointed Senior Vice President-Finance in June 2006, prior to which, since October 1997, he was Vice President-Finance, as well as Secretary, Treasurer and Chief Financial Officer. He is a Certified Public Accountant. Immediately prior to October 1997, Mr. Morgan was the Corporate Controller of the Company. He has been employed by the Company since 1980.	1998

The Board of Directors recommends a vote FOR the election of the above nominees as Directors.

			FIRST YEAR
			OF SERVICE
NAME	AGE	PRINCIPAL OCCUPATION	AS A
			DIRECTOR

		DIRECTORS WHOSE TERMS EXPIRE IN 2010

Raymond J. De Hont	55
Mr. De Hont was elected Chairman of the Board of Directors in September 2003 and appointed President and Chief Executive Officer effective March 1, 2003.  In February 2003, the Board of Directors appointed Mr. De Hont a Director of the Company. From June 2000 until March 2003, Mr. De Hont was the Chief Operating Officer of the Company, and from June 1995 through December 2000, he was Vice President and General Manager of the Company’s Fybroc Division.  In addition, during the period October 1999 to December 2000, Mr. De Hont also served as General Manager of the Company’s Dean Pump business unit.
			2003

Nicholas DeBenedictis	63
Mr. DeBenedictis is Chairman of the Board, Chief Executive Officer and President of Aqua America, Inc. (formerly Philadelphia Suburban Corporation), positions that he has held for more than five years.  Aqua America is one of nation’s largest U.S. based publicly-traded (New York Stock Exchange) water utilities, serving approximately 2.5 million customers (see www.aquaamerica.com). Mr. DeBenedictis is also a Director of P.H. Glatfelter Company and Exelon Corporation, as well as a member of the Board of Trustees of Drexel University.  Currently, Mr. DeBenedictis is the Chairman of the Company’s Corporate Governance and Nominating Committee and also serves on the Audit Committee.  Mr. DeBenedictis is also the Presiding Independent Director of the Executive Sessions of the Board.
			1997

Judith A. Spires	56
Ms. Spires, who was appointed to the Board in January 2009, is the President of Acme Markets, Inc., a Pennsylvania-based retail grocery chain, a position which she has held for three years. Prior to being named to her current position, Ms. Spires served as President of the Dallas/Fort Worth Division of Albertsons, Inc. for two years, after having served as President of Albertsons, Inc.'s Denver Division.  Ms. Spires' previous experience also includes a variety of roles for Acme including: Senior Vice President of Marketing and Merchandising, Vice President of Integration, Vice President-Operations, Vice President-Human Resources, Vice President-Administration, and Vice President-Advertising. Ms. Spires currently serves on a number of civic and community Boards including: Variety-The Children's Charity, the Greater Philadelphia Chamber of Commerce, the National Multiple Sclerosis Society, St. Joseph's University Academy of Food Marketing, and La Salle University.
			2009

		DIRECTORS WHOSE TERMS EXPIRE IN 2011

Michael J. Morris	74	Mr. Morris is the retired Chief Executive Officer and President of both Transport International Pool (TIP) and GE Modular Buildings. Mr. Morris is a Director of Beneficial Mutual Bancorp and a Trustee of Beneficial Mutual Savings Bank where he serves as a member of the Executive Committee and Senior Loan Committee. Currently, Mr. Morris is the Chairman of the Company’s Audit Committee and also serves on the Compensation and Management Development Committee.	1999

Constantine N. Papadakis, Ph.D.	63
Dr. Papadakis is the President of Drexel University in Philadelphia, Pennsylvania, a position that he has held for thirteen years.  Drexel University is one of the twenty largest private universities in the nation and is renowned for its cooperative education program and its use of technology in the learning process (see www.Drexel.edu).  Before joining Drexel, Dr. Papadakis was Dean of the College of Engineering at the University of Cincinnati.  Prior to returning to academia, Dr. Papadakis served as Vice President of Tetra Tech Inc., a Honeywell subsidiary; Vice President of STS Consultants, LTD.; and at several engineering positions with Bechtel Power Corporation.  Dr. Papadakis also serves on the Board of Directors of Amkor Technologies, Inc., Aqua America, Inc., CDI Corporation and MACE Security International, Inc. Currently, Dr. Papadakis serves on the Company’s Corporate Governance and Nominating Committee and the Compensation and Management Development Committee.
			2004

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors presently consists of eight persons, with the Board having the authority under the Bylaws from time to time to set the number of Directors constituting the whole of the Board. The term of Alan Lawley, Ph.D., a Director since 1990, expires with the 2009 Annual Meeting, and Dr. Lawley is not standing for re-election pursuant to the Board’s policy that Directors must be less than 75 years of age (70 years of age for Directors whose term of service began after January 1, 2004) as of the date of the Annual Meeting in order to be eligible for election to the Board.

The Board of Directors of the Company held nine (9) meetings during the fiscal year ended January 31, 2009.  The Board of Directors has three standing committees: the Audit, Compensation and Management Development, and Corporate Governance and Nominating Committees.

The Board’s policy at present is that Committee appointments are for a two-year term or such earlier termination of the Director’s term of office as such.  All of the Directors were present at, or joined via teleconference, the meetings of the Board and Committees of which they were members, with the exception of two (2) Board meetings where one member was absent.

Audit Committee

The Audit Committee of the Board of Directors is presently comprised of Mr. Morris, Chairman, Mr. DeBenedictis and Dr. Lawley. The Board has determined that all of the members of the Audit Committee are “independent” within the meaning of Securities and Exchange Commission (“SEC”) regulations, the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. (See “Independence of Directors/Corporate Governance Guidelines” elsewhere in this proxy statement.)  The Board has also determined that there is at least one “audit committee financial expert” serving on the Audit Committee, as that term is defined in Item 401(h) of Regulation S-K promulgated by the SEC, namely Mr. Morris.  The Audit Committee met four (4) times during fiscal year 2009.

The focus of the Audit Committee as described in its charter, is upon:

♦	the adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial statements;
♦	the independence and performance of the Company’s independent auditor; and
♦	the Company’s compliance with designated legal and regulatory requirements.

Further information regarding the functions of the Audit Committee are set forth in the “Report of the Audit Committee” on page 25 and the “Audit Committee Charter” which is available on our Company’s website at www.met-pro.com  under the “Investor Relations – Corporate Governance” captions.  A copy of the entire charter may also be obtained upon request from the Company’s Corporate Secretary.  The Audit Committee periodically reviews and modifies its charter.

Compensation and Management Development Committee

The Compensation and Management Development Committee of the Board is presently comprised of Mr. Glatfelter, Chairman, Mr. Morris and Dr. Papadakis. The Board has determined that all the members of the Compensation and Management Development Committee are “independent” within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. The Compensation and Management Development Committee met two (2) times during fiscal year 2009.

The purpose of this Committee as described in its charter is as follows:

♦
To discharge as to the Chief Executive Officer (“CEO”), and to assist the Board in otherwise discharging, the Board’s responsibilities relating to the compensation of the Company’s executives (consisting of the Company’s elected officers and General Managers and such other key employees as determined by the Committee with guidance from the CEO) and members of the Board;

♦
To review and discuss with the Company’s senior executives the Compensation Discussion and Analysis included in the Company’s proxy statement and to provide the Compensation and Management Development Committee Report for inclusion in the Company’s proxy statement that complies with the rules and regulations of the SEC; and

♦	To assist the Board in ensuring that the Company has in place effective policies and programs for senior executive succession and for the development of its executives.

The charter of the Compensation and Management Development Committee is available on our Company’s website at www.met-pro.com under the “Investor Relations – Corporate Governance” captions.  A copy of the entire charter may also be obtained upon request from the Company’s Corporate Secretary. The Compensation and Management Development Committee periodically reviews and modifies its charter.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of the Board of Directors is presently comprised of Mr. DeBenedictis, Chairman, Mr. Glatfelter and Dr. Papadakis.  The Board has determined that all of the members of the Committee are “independent” within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. The Corporate Governance and Nominating Committee met four (4) times during the fiscal year 2009.

The Corporate Governance and Nominating Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Corporate Governance Guidelines.  In addition, the Committee is responsible for developing and reviewing background information on candidates for the Board, and will make recommendations to the Board regarding such candidates.  The Committee also is responsible for preparing and supervising the Board’s annual review of Director independence and the Board’s performance self-evaluation.  The charter of the Corporate Governance and Nominating Committee is available on our Company’s website at www.met-pro.com under the “Investor Relations – Corporate Governance” captions.  A copy of the entire charter may also be obtained upon request from the Company’s Corporate Secretary.  The Corporate Governance and Nominating Committee periodically reviews and modifies its charter.

The Corporate Governance and Nominating Committee will consider candidate(s) for Board membership suggested by its members and other Board members, as well as management and shareholders. A shareholder who wishes to recommend a prospective nominee(s) for the Board should notify the Company’s Corporate Secretary or any member of the Corporate Governance and Nominating Committee in writing with whatever supporting material the shareholder considers appropriate.  The Corporate Governance and Nominating Committee will also consider whether to nominate any person(s) proposed by a shareholder pursuant to the provisions of the Company’s Bylaws relating to shareholder nominations (see “Shareholder Proposals” elsewhere in this proxy statement).

Once the Corporate Governance and Nominating Committee has identified a new prospective nominee(s), the Committee expects to make an initial determination as to whether to conduct a full evaluation of the candidate(s). This initial determination will be based on whatever information is provided to the Committee with the recommendation of the prospective candidate(s), as well as the Committee’s own knowledge of the prospective candidate(s), which may be supplemented by inquiries to the person(s) making the recommendation or others.  The preliminary determination is anticipated to be based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee(s) can satisfy the evaluation factors described below.  If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, with prior approval of the candidate(s), it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and report its findings to the Committee.  The Committee then expects to evaluate the prospective nominee(s) against the standards and qualifications set out in the Company’s Corporate Governance Guidelines, including:

♦	the ability of the prospective nominee(s) to represent the interests of the shareholders of the Company;
♦	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;
♦
the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards, as specifically set out in the Company’s Corporate Governance Guidelines; and

♦	the extent to which the prospective nominee(s) contributes to the range of talent, skill and expertise appropriate for the Board.

The Committee also intends to consider such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent Directors, the need for Audit Committee expertise and, as part of the Company’s commitment to diversity, the candidate’s race and gender.  In connection with this evaluation, the Committee will determine whether to interview the prospective nominee(s), and if warranted, one or more members of the Committee, and others as appropriate, will interview the prospective nominee(s) in person or by telephone.  After completing these evaluations and interviews, the Committee will make a recommendation to the full Board as to the person(s) who should be nominated by the Board, and the Board will determine the nominee(s) after considering the recommendation and report of the Committee.

Shareholder and Other Interested Party Communications with Directors

Met-Pro shareholders and other interested parties who wish to communicate directly with the Board, a Board Committee, the Presiding Independent Director or any individual Director (including non-management Directors) can write to: Met-Pro Corporation, Board Administration, 160 Cassell Road, P.O. Box 144, Harleysville, PA 19438.  The Company will review all such correspondence and provide any comments along with the full text of the communication to the Presiding Independent Director or the non-management Directors as a group, as the case may be.

In the case of a shareholder, your letter should indicate that you are a Met-Pro shareholder.  Depending upon the subject matter, management will: forward the communication to the Director or Directors to whom it is addressed; attempt to handle the inquiry directly, if appropriate, such as a request for information about the Company or a stock-related matter; or not forward the communication, if it is primarily commercial in nature or if it relates to an improper, irrelevant or inappropriate topic.

At each Board meeting, a member of management will present a summary of any and all communications received since the last meeting that were not forwarded, and will make those communications available to Directors upon request.

The Board’s policy is to encourage attendance by each Board member at the Annual Meeting of Shareholders.  All Directors were in attendance at the 2008 Annual Meeting of Shareholders.

How to Request Copies of Certain Documents

The Company will provide without charge, upon written request, a copy of the Company’s Annual Report on Form 10-K, Corporate Governance Guidelines, charters of the various Committees of the Board of Directors (Corporate Governance and Nominating; Compensation and Management Development; and Audit) and Codes of Conduct (Code of Business Conduct and Ethics (all employees and Directors) and Code of Ethics (CEO and CFO only)).  Please direct your requests to Gary J. Morgan, Secretary, Met-Pro Corporation, 160 Cassell Road, P.O. Box 144, Harleysville, Pennsylvania 19438.

INDEPENDENCE OF DIRECTORS/CORPORATE GOVERNANCE GUIDELINES

The Corporate Governance Guidelines adopted by the Board are intended to meet or exceed the listing standards adopted by the New York Stock Exchange.  The Guidelines describing the composition of the Board addressing Director independence are available on our Company’s website at www.met-pro.com under the “Investor Relations – Corporate Governance” captions. A copy may also be obtained upon request from the Company’s Corporate Secretary.

At its March 2009 meeting, the Board reviewed Director independence, inquiring into transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, the disclosure of which would be required under Securities and Exchange Commission (“SEC”) rules in this proxy statement under the section “Certain Business Relationships,” as to which there are none.  The Board also examined transactions and relationships between Directors or their affiliates and members of the Company’s senior management or their affiliates.  As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were consistent with a determination that the Director is independent.

As a result of this review, the Board determined that Nicholas DeBenedictis, George H. Glatfelter, Alan Lawley, Michael J. Morris, Constantine N. Papadakis and Judith A. Spires are “independent” Directors for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange, and that the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 and Section 303.01 of the Listed Company Manual of the New York Stock Exchange.

The Company’s independent Directors meet periodically, without management being present, generally in connection with a scheduled meeting of the Board of Directors.  These meetings are presided over by a Presiding Independent Director.  The policy of our Board of Directors is that the Chair of the Corporate Governance and Nominating Committee is the Presiding Independent Director.  At its meeting in June 2008, the Company’s non-management Directors elected Nicholas DeBenedictis, Chair of the Corporate Governance and Nominating Committee, and as such, Mr. DeBenedictis currently serves as the Company’s Presiding Independent Director, for a term ending with the 2010 Annual Meeting of Shareholders or his earlier termination of service as a Director.

The duties of the Presiding Independent Director include presiding at all meetings of the Board of Directors at which the Chairman is not present, including executive sessions of the non-management Directors; serving as liaison between the Chairman and the independent Directors; reviewing information sent to the Board; reviewing meeting agendas for the Board; reviewing meeting schedules to assure that there is sufficient time for discussion of all agenda items; calling meetings of the independent Directors, if appropriate; and, if requested by major shareholders, ensuring that he is available for consultation and direct communication with such shareholders.

CODES OF ETHICS

The Company has a Code of Business Conduct and Ethics, which is applicable to all employees of the Company, including the Chief Executive Officer and Chief Financial Officer.  The Board has also approved a separate Code of Ethics which is specifically applicable to the Chief Executive Officer and Chief Financial Officer.  Both the Code of Business Conduct and Ethics and the Code of Ethics for the Chief Executive Officer and Chief Financial Officer are available on our Company’s website at www.met-pro.com under the “Investor Relations – Corporate Governance” captions.  A copy of either code may also be obtained upon request from the Company’s Corporate Secretary.

SHARE OWNERSHIP OF
EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth as of March 27, 2009 the number and percentage of shares held by each Director and nominee for Director of the Company, each executive officer of the Company named in the Summary Compensation Table and by all Directors, nominees and executive officers as a group. Unless otherwise stated, the beneficial owners exercise sole voting and/or investment power over their shares.

			Common
			Shares
			Underlying
	Number of		Options
	Common		Exercisable	Percent of
Name of Executive Officers	Shares		Within 60	Shares Beneficially
and Directors	Owned		Days (1)	Owned (2)
Raymond J. De Hont	24,854	(3)	233,838	1.7%

Nicholas DeBenedictis	44,962		9,889	*

George H. Glatfelter II	4,444		39,002	*

Alan Lawley, Ph.D.	55,262		22,668	*

Gary J. Morgan	57,920	(4)	107,245	1.1%

Michael J. Morris	51,359		39,002	*

Constantine N. Papadakis, Ph.D.	-		39,002	*

Judith A. Spires	-		-	*

Gennaro A. D’Alterio	2,070	(5)	2,600	*

Paul A. Tetley	5,945	(6)	92,158	*

Vincent J. Verdone	723	(7)	23,933	*

All Directors, nominees and executive officers as a group (13 persons)	284,958	(8)	712,607	6.5%

*	Less than 1% of the Company’s outstanding Common Shares.

(1)
The number of Common Shares beneficially owned by each person is determined under rules promulgated by the Securities and Exchange Commission. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person may acquire within 60 days, after January 31, 2009, including through the exercise of stock options. This number of shares beneficially owned therefore includes all shares that may be acquired within 60 days pursuant to the exercise of stock options.

(2)
The percent ownership for each shareholder on March 27, 2009 is calculated by dividing (a) the total number of shares beneficially owned by the shareholder by (b) 14,600,109 shares plus any shares acquirable (including stock options exercisable) by that person within 60 days after January 31, 2009.

(3)
The number of shares held by Mr. De Hont includes 9,042 Common Shares beneficially held through the Met-Pro Corporation Salaried Employee Stock Ownership Trust and through the Company’s 401(k) Plan. Excludes shares owned by Mr. De Hont’s adult children, as to which he disclaims beneficial ownership or control.

(4)	The number of shares held by Mr. Morgan includes 24,480 Common Shares beneficially held through the Met-Pro Corporation Salaried Employee Stock Ownership Trust and through the Company’s 401(k) Plan.

(5)	The number of shares held by Mr. D’Alterio includes 1,834 Common Shares beneficially held through the Company’s 401(k) Plan.

(6)	The number of shares held by Mr. Tetley includes 5,945 Common Shares beneficially held through the Met-Pro Corporation Salaried Employee Stock Ownership Trust and through the Company’s 401(k) Plan.

(7)	The number of shares held by Mr. Verdone includes 723 Common Shares beneficially held through the Company’s 401(k) Plan.

(8)
The number of shares held by all thirteen executive officers and Directors as a group include 58,501 Common Shares beneficially held through the Met-Pro Corporation Salaried Employee Stock Ownership Trust and through the Company’s 401(k) Plan.

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS

As of January 31, 2009, no entity known to us is the beneficial owner of more than five percent of the Company’s outstanding Common Shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Each director and certain officers of the Company are required to report to the Securities and Exchange Commission, by a specified date, his or her transactions related to Met-Pro Corporation Common Shares. Based solely on a review of the copies of reports furnished to the Company, or written representations that no other reports were required, the Company believes that during the 2009 fiscal year, all filing requirements applicable to its officers and directors were complied with on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation

The Compensation and Management Development Committee of the Board of Directors (the “Compensation Committee” or “Committee”) is comprised only of independent non-employee members of the Board of Directors and has responsibility for among other matters, establishing and implementing the Company’s executive compensation philosophy.  The Committee makes recommendations to the Board of Directors (the “Board”) concerning compensation policies for the Company’s executive officers, other senior managers and the Directors, except that the Committee, with other independent Directors as determined by the Board, has the sole authority to set compensation for the Chief Executive Officer.  Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during the fiscal year ended January 31, 2009, as well as the other individuals included in the Summary Compensation Table on page 16, are referred to as the “named executive officers.”

Compensation Philosophy and Objectives

The Committee makes every effort to ensure that the Company’s compensation program is consistent with the values of Met-Pro Corporation and furthers its business strategy. The Committee has established the following compensation objectives for the Company’s named executive officers and other senior managers as important elements of its overall compensation philosophy:

♦
Align the interests of executives, including the Company’s named executive officers, with those of the shareholders.  The Committee believes it is appropriate to tie a portion of executive compensation to the value of the Company’s stock in order to more closely align the interests of the named executive officers and other senior managers with the interests of the Company’s shareholders.

♦
Retain and develop competent management.  The Company’s executive compensation program components are designed to attract, retain, develop and motivate highly qualified executives critical to achieving Met-Pro’s strategic objectives and building shareholder value.

♦
Relate executive compensation to the achievement of the Company’s goals and financial performance, both short and long-term.  The Committee’s executive compensation programs are designed to reward executives when performance results for the Company and the executive are above stated objectives. The Committee believes that compensation paid to executives should be closely aligned with the performance of the Company on both a short-term and long-term basis.

The Committee reviews the Company’s compensation philosophy and objectives at least twice each year, once in December near the end of the fiscal year and once again in February at the start of the new fiscal year, to determine if revisions are necessary in light of market conditions, the Company’s strategic goals, and/or other relevant factors.

Role of Company Management in Compensation Decisions

The Committee alone, or together with the other independent Directors of the Board, as determined by the Board, has the Board’s full authority as to compensation of the Chief Executive Officer and sets the Chief Executive Officer’s compensation. As to the other named executive officers and the Company’s other senior managers, the Chief Executive Officer annually reviews compensation for the other named executive officers and other senior managers and makes recommendations to the Committee based on individual performance.  He proposes base salary adjustments and long-term incentive award grants for each of the other named executive officers and other senior managers to the Committee for approval. Together with the Chief Financial Officer, he also works with the participants in the annual Management Incentive Plan (the “Plan”) to establish the thresholds and goals under the Management Incentive Plan (at least some of which are with reference to the Company’s annual operating plan), presents these thresholds and goals to the Committee as part of the Company’s annual budgeting process, monitors and reports to the Board and the Committee on a periodic basis as to performance relative to these thresholds and goals, and presents to the Committee an assessment after the end of the fiscal year as to the extent to which the thresholds and goals were met by each of the participants in the Plan. The Chief Executive Officer also has discretionary authority to distribute a certain pool of bonus money that may be available under the Management Incentive Plan to  participants in the Plan whose performance he believes merits a bonus award notwithstanding that such participant did not otherwise qualify for an award under the Plan.  The Committee reviews and approves, and retains discretion to modify, all recommendations made by the Chief Executive Officer. The Committee’s actions are subject to Board approval, except with respect to decisions as to the compensation of the Chief Executive Officer.

Establishing Executive Compensation

The primary objectives of Met-Pro Corporation’s executive compensation program is to attract and retain highly qualified executive officers, to motivate them to achieve measurable performance objectives at their management level and to align their interests with those of Met-Pro Corporation’s shareholders.  To achieve these objectives, the Company follows the basic principles that annual compensation should be competitive with other public manufacturing companies of similar size and/or market base, and that long-term compensation should generally be linked to Met-Pro Corporation’s total return to shareholders.

During fiscal year 2008, the Committee engaged the Hay Group Inc. to analyze the Company’s compensation program for the named executive officers and other senior managers.  The Hay Group Inc. conducted a structured evaluation of the Company’s executive compensation levels based on its understanding of the Company’s business strategy and compensation philosophy. The competitive assessment performed by the Hay Group was limited to market data contained in published surveys.  In addition, the Hay Group provided the Committee with an overview of the market trends and issues currently being addressed by companies in response to regulatory changes and developing concepts of good governance.

In making future compensation decisions, the Committee may also compare each component of the Company’s total compensation program against the Company’s peer group of similar publicly traded companies (collectively representing the Company’s “Compensation Peer Group”). The Compensation Peer Group is designed to represent those companies of similar business or financial characteristics to that of the Company and with which the Company competes for business opportunities, managerial talent and shareholder investments. In addition, the Committee will on occasion review data from other larger companies that belong within relevant industry groups and serve comparable market niches.  The Compensation Peer Group consists of the following companies:

o	Calgon Carbon Corporation	o	Gorman-Rupp Corporation	o	Fuel Tech Inc.
o	CECO Environmental Corporation	o	Graco Inc.	o	Reunion Industries
o	Environmental Tectonics Corporation	o	K-Tron International Inc.	o	SL Industries Inc.
o	Flanders Corporation	o	MFRI Inc.	o	Strategic Distribution Inc.
o	PMFG Inc.	o	Misonix Inc.

Compensation Components

The compensation components for the named executive officers consist of (i) base salary, (ii) the Company’s Management Incentive Plan, (iii) a long-term incentive (equity-based) program, and (iv) other executive benefits.  A discussion of these follows.

Base Salary

The Company provides the named executive officers with base salaries at dollar levels intended to fairly compensate them for services rendered during the year, and to help achieve the primary compensation objectives previously stated.  Base salary ranges for named executive officers are designed to provide for different experience and performance levels within a specific position.

Consistent with the stated compensation objectives, the Committee has informally set base salary ranges for each of the various officer positions that it expects to periodically review and adjust.  In establishing these base salary ranges, the Committee has drawn upon historical salary levels, and more recently, upon the data supplied to it by the Hay Group, which indicate that Met-Pro’s base salaries, on average, are market competitive when compared with the published survey data for organizations of similar size within comparable industries. On an annual basis, the Committee requests the Chief Executive Officer to make base salary recommendations for the officers of the Company (other than himself) within these ranges.

Base salaries for named executive officers are reviewed annually or upon changes in responsibilities. The Committee considers the following factors (among others) during its review:

♦	The Compensation Peer Group data and other market data for comparable positions;
♦	Individual level of responsibility, performance and contributions to the Company; and
♦	The Chief Executive Officer’s recommendations for named executive officers (other than himself).

In its February 2009 meeting, the Committee considered these factors, as well as others, and approved increases in the base salaries of the named executive officers effective February 1, 2009 from those reported in column (c) of the Summary Compensation Table on page 16, as follows: Raymond J. De Hont, $375,000 from $341,000; Gary J. Morgan, $227,700 from $220,000; Paul A. Tetley, $192,000 from $187,400; Gennaro A. D’Alterio, $170,000 from $157,500; and Vincent J. Verdone, $152,000 from $147,500.

Management Incentive Plan

A number of years ago, the Compensation Committee established a compensation plan (the “Management Incentive Plan” or the “Plan”) which is presently applicable to the Chief Executive Officer, the Chief Financial Officer, the Company’s Executive Vice President and the various individuals who function as General Managers of the Company’s business units (herein collectively “business units”).  In the fiscal year ended January 31, 2009, a total of thirteen employees participated in the plan and a total of $206,114 was awarded under the plan to a total of six persons.

The Management Incentive Plan provides participating individuals with the opportunity to earn annual incentive awards (“awards”) based upon the performance of the operating segment or business unit managed by the individual Executive Vice President or General Manager, and for the achievement of measures relating to the individual’s own performance. In the case of the Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”), awards are based upon the performance of the overall Company, as well as the achievement of measures relating to that individual’s own performance. The types of measures and relative weight of those measures used in determining annual incentive awards are tailored to the position and organizational responsibility.

The amount of the award is based on a percentage of annual base salary. This percentage reflects the executive’s respective organizational level, position and responsibility for achievement of the Company’s strategic goals. In the fiscal year ended January 31, 2009, these percentages were as follows: for the CEO, 50% of base salary; for the CFO, 40% of base salary; for the Executive Vice President, 35% of base salary; and for the General Managers, 25% of base salary. At its meeting in February 2009, the Committee approved these same percentages for use in the FYE 2010 Management Incentive Plan.

Under the terms of the Management Incentive Plan, in order to be eligible for an award, certain objective threshold results must be met. The fiscal year 2009 Management Incentive Plan requirements were as follows: for the CEO and the CFO, the achievement of a predetermined threshold financial target in terms of the Company’s profit before tax (PBT); and for the Executive Vice President and General Managers, the achievement of a predetermined profit before tax (PBT) amount at their respective operating segment or business unit. These threshold targets are equal to the Company’s or the business unit’s profit before tax for the fiscal year in question as determined by the Company’s annual operating plan. The operating plan is developed by management in a “bottom up” manner and is challenged and ultimately approved by the Board and is understood by the Board and management to be management’s best forecast of the fiscal year, and to that extent the threshold target for purposes of the Management Incentive Plan is intended to be attainable. The Committee also intends, nonetheless, that the threshold targets represent a goal of high achievement, and the Committee’s experience is that, in any given fiscal year, a significant percentage of Plan participants do not attain their respective threshold targets.  The Committee retains discretion over all awards under the Management Incentive Plan and makes adjustments as it considers appropriate to take into account extraordinary or unusual items outside of normal operations, such as capital asset sales or unusual expenses.

As discussed earlier in “Role of Company Management in Compensation Decisions”, the CEO, together with the CFO, works with the participants in the Management Incentive Plan to establish thresholds and goals under the Management Incentive Plan, presents these thresholds and goals to the Committee (typically in February of each year) as part of the Company’s annual budgeting process, monitors and reports to the Board and the Committee on a periodic basis as to performance relative to these thresholds and goals, and presents to the Committee an assessment after the end of the fiscal year as to the extent to which the thresholds and goals were met by each of the participants in the Management Incentive Plan (other than himself).

A “threshold financial multiplier” is used as a computational factor in determining the actual award amount, the value of which varies depending on the relative achievement of the threshold financial target (PBT) ranging from 80% to 125% for the CEO and the CFO, 85% to 125% for the Executive Vice President and 90% to 125% for the General Managers.   The specific threshold financial multiplier assigned to the CEO and the CFO, based upon the PBT achieved, is shown on page 12. If the threshold financial target actually achieved at year-end is less than 80% of the targeted goal for the CEO and the CFO (or 85% in the case of the Executive Vice President and 90% in the case of the General Managers), no award will be paid, except to the extent of a defined bonus pool under the Plan from which the Chief Executive Officer has certain discretionary authority to grant awards.

Attainment of Threshold Financial Target	Threshold Financial Multiplier
less than 80%	0.00%
80%	50.00%
85%	62.50%
90%	75.00%
95%	87.50%
100%	100.00%
105%	110.00%
110%	120.00%
115%	130.00%
120%	140.00%
125%	150.00%
greater than 125%	150.00%

After achieving 80%, or greater than 80%, of the threshold financial target (85% for the Executive Vice President and 90% for the General Managers), the award calculation also requires the participant to meet certain financial and performance goals.  For the fiscal year 2009 plan, for the CEO and the CFO, the financial and performance goals consist of profit before tax and predetermined personal performance goals.  The weight assigned to profit before tax and personal performance goals were 65% and 35%, respectively. The financial and performance goals for the Executive Vice President consisted of profit before tax, net sales, accounts receivable days outstanding and predetermined personal performance goals.  The weight assigned to profit before tax, net sales, accounts receivable days outstanding and personal performance goals were 35%, 30%, 20% and 15%, respectively.  For the General Managers, the financial and performance goals consist of a number of possible performance measurements such as, profit before tax, net sales, accounts receivable days outstanding, inventory turns and predetermined personal performance goals.  The weight assigned to these goals range from 10% to 40% and varies with the individual.

Based upon relative performance, the weight of each financial and performance goal would be multiplied by a corresponding percentage within the range of 0% to 125%.  For the CEO and the CFO, if less than 80% of a particular goal is achieved the multiplier would be 0%, between 80% and 100% the multiplier would be between 50% and 100%, between 100% and 125% the multiplier would be between 100% and 125%, and greater than 125% the multiplier would remain at 125%.  For the Executive Vice President, if less than 85% of a particular goal is achieved the multiplier would be 0%, between 85% and 100% the multiplier would be between 50% and 100%, between 100% and 125% the multiplier would be between 100% and 125%, and greater than 125% the multiplier would remain at 125%.  For the General Managers, if less than 90% of a particular goal is achieved the multiplier would be 0%, between 90% and 100% the multiplier would be between 50% and 100%, between 100% and 125% the multiplier would be between 100% and 125%, and greater than 125% the multiplier would remain at 125%.

Additionally, for participants other than the CEO and the CFO, the Management Incentive Plan provides that the financial and personal performance goals will be multiplied by a corporate goal percentage, which for the fiscal year 2009 plan is based on the profit before tax achieved by the Company during its fiscal year. For the Executive Vice President, if the Company achieved less than 50% of its profit before tax target, the corporate goal percentage would be 50%, while if the Company achieved between 50% and 100% of its profit before tax target, the corporate goal percentage would be between 50% and 100%.  For the General Managers, if the Company achieved less than 90% of its profit before tax target, the corporate goal percentage would be 90%, while if the Company achieved between 90% and 100% of its profit before tax target the corporate goal percentage would be between 90% and 100%.  If the Company achieves equal to or greater than 100% of its profit before tax target, the corporate goal percentage would remain at 100%.

A participant’s total actual award amount cannot exceed 150% of his/her eligible incentive level (that is, as previously discussed, for fiscal year 2009, 50% of base salary for the CEO; 40% for the CFO; 35% for the Executive Vice President; and 25% for the General Managers), meaning that the participant’s award amount will not be greater than 1.5 times their incentive level times their base salary.

The award amounts in formulaic terms for the fiscal year 2009 plan can be expressed as:

For the CEO and the CFO:

Award amount = (Eligibility and Incentive Level) x (Base Salary) x (Threshold Financial Multiplier) x
(Financial and Performance Goals: PBT % + Personal Performance Goals %)

For the Executive Vice President:

Award amount = (Eligibility and Incentive Level) x (Base Salary) x (Threshold Financial Multiplier) x
(Financial and Performance Goals: PBT % + Net Sales % + Inventory Turnover % +
A/R Days Outstanding % + Personal Performance Goals %) x
(Corporate Goal %)

For the General Managers:

Award amount = (Eligibility and Incentive Level) x (Base Salary) x (Threshold Financial Multiplier) x
(Financial and Performance Goals: PBT % + Net Sales % +
A/R Days Outstanding % + Inventory Turns % + Personal Performance Goals %) x
(Corporate Goal %)

The Committee approved the fiscal year 2009 Management Incentive Plan at its February 2008 meeting, discussed performance under the Plan at subsequent Board meetings, specifically reviewed expected payments under the Management Incentive Plan at its December 2008 meeting, and considered data presented by the CEO at its February 2009 meeting as to the attainment of thresholds and goals under the Management Incentive Plan by each of the Management Incentive Plan participants.  The Committee accepted the CEO’s assessment of the Executive Vice President and the General Managers’ attainment of their respective “personal objectives” components under the Plan and adjusted upward the CEO’s assessment of the CFO’s attainment of his personal objectives. The Committee approved of the awards payable under the terms of the Management Incentive Plan. The awards made to the named executive officers under the 2009 Management Incentive Plan are included in the Non-Equity Incentive Plan Compensation column (e) of the Summary Compensation Table on page 16.

At its February 2009 meeting, the Committee also approved certain changes to the Management Incentive Plan effective with the fiscal year 2010 Management Incentive Plan that the Committee considers to be a “fine tuning” of the Plan and which in the aggregate are not material. These changes include (i) 60% of the potential bonus amount shall be allocated to the attainment of the “financial factor”, and 40% of the potential bonus amount shall be allocated to attainment of “personal objectives”; (ii) the “financial factor” is based upon actual EBIT as compared to Operating Plan EBIT; (iii) the financial factor multiplier ranges from 30% to 90% of the potential bonus amount based upon meeting 80% to 125% of the financial factor, and the personal objectives multiplier ranges from 0% to 60% of the potential bonus amount based upon meeting 0% to 125% of personal objectives; (iv) a participant may qualify for the “personal objectives” component of the Plan even if the Threshold Financial Performance is not attained as long as EBIT obtains at least a certain specified level ranging from 60% to 70% of Operating Plan; and (v) in the case of business unit managers, there shall be a “corporate or segment” multiplier for the total bonus award, as a final adjustment.

Long-Term Equity Incentives

The Company has historically provided long-term equity incentives, in the form of stock option grants, to the same group of executives who are participants in the Management Incentive Plan, as well as to certain other senior managers.  The Committee views stock options as a key incentive for long-term organizational performance. The Committee believes that stock options are to be awarded to encourage creation of increased value for the Company’s shareholders, reward the achievement of superior operating results, facilitate the retention of key management personnel, and align the interests of management and shareholders through equity ownership. The Committee’s approach is to consider a grant of stock options within the context of the demonstrated level of performance and to induce future performance and retention.

The Company has four stock option plans: the 1997 Stock Option Plan (the “1997 Plan”), adopted by the Company’s Board of Directors on February 24, 1997 and approved by the shareholders on June 4, 1997; the 2001 Equity Incentive Plan (the “2001 Plan”), adopted by the Company’s Board of Directors on February 26, 2001 and approved by the shareholders on June 20, 2001; the 2005 Equity Incentive Plan (the “2005 Plan”), adopted by the Company’s Board of Directors on February 21, 2005 and approved by the shareholders on June 8, 2005; and the 2008 Equity Incentive Plan (the “2008 Plan”), adopted by the Company’s Board of Directors on February 25, 2008 and approved by the shareholders on June 4, 2008.  No shares are available for future grants under the 1997 Plan and an aggregate of 38,670, 289,572 and 750,000 Common Shares are available as of January 31, 2009 for grant under the 2001, 2005 and 2008 Plans, respectively, plus an indeterminate number of additional shares resulting from anti-dilution adjustments. These Plans provide for the granting of options which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986 as well as options which are not intended to satisfy such requirements, as well as other equity incentives.

The Committee’s current practice is to consider at its December meeting recommendations from the CEO as to stock option awards to the Company’s named executive officers (other than himself), the General Managers, and such other senior managers as the CEO believes appropriate, and to take action at such meeting with respect to grants. The Company’s current practice is to provide for vesting at a rate of one-third per year over the first three years of the ten-year term of the stock option;

provided, however, that in the event of a “change of control”, as defined, any unvested portion of the option shall become immediately exercisable. The Committee believes the vesting schedule aids the Company in retaining executives and motivating their long-term performance. Exercise rights cease ninety (90) days after termination of employment except in cases of death, disability or retirement. The Committee considers the Black-Scholes option pricing model in its valuation of stock options which are granted.

At its meeting in December 2008, the Committee received recommendations from the CEO as to stock option awards for the Company’s General Managers and other senior level executives (other than himself) and discussed with the CEO his general approach to stock option awards, which the Committee agreed should take into account past practices and awards as well as the impact of the stock options upon the number of issued and outstanding shares. The CEO reviewed with the Committee his rationale for each proposed individual grant. The Committee concluded that the CEO’s recommendations were well supported. With respect to the CEO, the Committee in Executive Session considered the CEO’s and the Company’s performance for the fiscal year to date, as well as the Board’s interest in retaining the CEO, and approved an option award that was intended to reflect these considerations.   The Committee determined that on a general basis it would seek approximate parity as to the aggregate value of all of the stock option awards as compared withthe prior year, based upon the Black-Scholes value. The Committee approved stock option awards aggregating 206,600 shares inclusive of the awards to 13 executives and to the four non-employee directors, or approximately 1.42% of the Company’s issued and outstanding shares as of such date, as compared with the prior year’s award of an aggregate of 215,800 shares, or approximately 1.43% of the Company’s issued and outstanding shares as of December 10, 2007.

Retirement Benefits

Executive officers are eligible to participate in a tax-qualified 401(k) defined contribution plan. The current executive officers also participate in a Salaried Pension Plan, which is a funded, tax-qualified non-contributory defined benefit pension plan that was amended during the fiscal year ended January 31, 2007 to freeze the accrual of future benefits for all salaried and non-union hourly employees, effective on December 31, 2006. The CEO and the CFO participate in a Non-Qualified Pension Restoration Plan, an unfunded non-qualified plan, where the accrual of future benefits was frozen effective May 1, 2008, at which time a Non-Qualified Deferred Contribution Supplemental Executive Retirement Plan (“SERP”), as more fully discussed below, was implemented and as to which the CEO, the CFO, and a number of other senior managers of the Company, participate. A description of these plans and the benefits payable to each named executive officer upon retirement is set forth in the “Pension Benefits” section on page 19.

Under the Company’s 401(k) defined contribution plan, the Company will match, in the form of Met-Pro Common Shares, up to 50% of the officer’s contribution up to 4% of compensation.  Effective January 1, 2007, in connection with the freezing of the accrual of future benefits under the Company’s defined benefit plans, the Company added a discretionary contribution to the Plan for non-bargaining unit employees in the United States.  The discretionary contribution is (i) 2% for employees under 45 years old or with less than 5 years of service, (ii) 3% for employees 45 years or older and between five to nine years of service, or (iii) 4% for employees 45 years or older and with ten or more years of service.  The levels of discretionary contribution will not change with the employee’s age or years of service going forward and all future eligible new hires after April 15, 2006 will receive a discretionary contribution at the 2% level. The plan is open to all employees and officers and participation is based upon the same terms and conditions.

During fiscal year 2008, the Compensation and Management Development Committee engaged Aon Consulting to undertake a review of the Company’s executive retirement benefits.  Based on this review, in December 2007, the Company’s Board of Directors approved and adopted, effective May 1, 2008, a SERP, as noted above.  The purpose of the SERP is to provide supplemental retirement benefits to senior executives of the Company and others presently totaling eleven persons, including the Company’s Chief Executive and Chief Financial Officers, as determined by the Company’s Board of Directors.  The Company will make annual contributions to the SERP in order to provide participants with up to 30% to 60% of projected retirement age compensation (based upon base salary) assuming thirty years of service to the Company, after taking into account all Company-provided retirement income as well as the employee’s social security benefit at a defined age.  Effective May 1, 2008, the Company froze the accrual of future benefits under the existing Non-Qualified Pension Restoration Plan with respect to which the only employee participants are the Chief Executive Officer and the Chief Financial Officer.

Health and Related Benefits

The Company’s health and related plans include medical, life, disability, accidental death and dismemberment and travel accident coverage. The Company’s health and related benefit programs are designed to be competitive with other comparably sized corporations. The health and related benefits provided to executive officers are offered through broad-based plans applicable to all employees.

During fiscal year 2008, the Committee asked Aon Consulting to review the Company’s short and long-term disability programs, and after considering the Aon Consulting report, the Committee in November 2007 approved the adoption of a new short-term disability policy as well as a new long-term disability policy applicable to a group that presently consists of twelve senior executive employees including without limitation the Chief Executive Officer, the Chief Financial Officer, and other persons identified in the Company’s proxy materials as “named executive officers.”  To be eligible for these benefits, an employee must have six months of continuous service with the Company.  The new policies took effect on January 1, 2008.

The material provisions of the short-term disability policy are as follows: in the event of a “disability” (as defined in the Company’s long-term disability policy), the Company shall pay (i) in the case of the Company’s Chief Executive Officer, Chief Financial Officer, and Executive Vice President, 100% of the employee’s base salary for a period of up to six months, and (ii) in the case of the other participating senior executive employees, 100% of base salary for a period of up to three months and 66-2/3% for a period of up to three months.

The material provisions of the long-term disability policy are as follows: in the event of a “disability” (as defined in the policy), the Company shall pay a benefit amount that is based upon 60% of the sum of the employee’s base salary and bonus, not to exceed $16,000 per month per employee. The base salary amount is equal to the base salary being paid in the year in which the disability occurs. The bonus amount is based upon the average of either the employee’s prior two or three years’ bonuses earned under the Company’s management incentive plan or any successor plan, which will be determined by the insurance carrier selected to insure the plan.

Other Benefits and Perquisites

All employees, including executive officers, are eligible to receive standard health, disability, life and travel insurance.  In addition, the Corporation provides vehicles to certain executives for use on Company business.  For the fiscal year ended January 31, 2009, the total reimbursed expenses, excluding standard health and travel insurance, for all named executive officers related to other benefits and perquisites are included in column (g), “All Other Compensation” in the Summary Compensation Table on page 16.

Stockholding Guidelines

The Company has no formal stock ownership requirement for its named executive officers.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

Management of the Company has prepared the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K, and the Committee has reviewed and discussed it with Management. Based on this review and discussion, the Committee recommended that the Compensation Discussion and Analysis be included in the proxy statement for the Company’s 2009 Annual Meeting of Shareholders.

Submitted by the Compensation and Management Development Committee,
George H. Glatfelter II (Chairman)
Michael J. Morris
Constantine N. Papadakis, Ph.D.
March 27, 2009

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

No member of the Company’s Compensation and Management Development Committee is currently, or ever has been, an employee or officer of the Company or any of its subsidiaries, nor has any member had any relationship with the Company, the disclosure of which is required under Item 404 of Regulation S-K promulgated by the SEC.  None of the executive officers of the Company has served as a Director or member of a Compensation Committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a Director or member of the Compensation and Management Development Committee of the Company.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of the named executive officers during the fiscal years 2009, 2008 and 2007.

The named executive officers did not receive any payments which would be characterized as “Bonus” payments during the fiscal years 2009, 2008 and 2007 except to the extent of the amounts listed under column (e), “Non-Equity Incentive Plan Compensation,” which represent the annual incentive awards for fiscal years 2009, 2008 and 2007 under the Company’s Management Incentive Plan. The fiscal year 2009 awards were approved by the Compensation and Management Development Committee at its February 22, 2009 meeting, and became payable on March 15, 2009.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
				Incentive	Deferred
			Option	Plan	Compensation	All Other
		Salary	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($) (1)	($) (2)	($)	($) (3)	($) (4)	($) (5)
Raymond J. De Hont	2009	$341,000	$87,652	$77,167	$144,741	$21,339	$671,899
Chairman, Chief Executive Officer and	2008	310,000	108,708	69,281	25,897	22,170	536,056
President	2007	290,000	61,801	51,875	40,298	5,378	449,352

Gary J. Morgan	2009	220,000	37,564	39,828	88,888	18,157	404,437
Senior Vice President-Finance, Secretary,	2008	210,000	45,239	37,838	12,657	16,098	321,832
Treasurer and Chief Financial Officer	2007	201,000	33,871	26,920	42,301	5,049	309,141

Paul A. Tetley	2009	187,400	25,044	-	19,219	15,112	246,775
Executive Vice President-Product	2008	182,000	28,072	28,163	1,628	12,560	252,423
Recovery/Pollution Control Technologies and	2007	175,000	28,978	-	10,804	4,395	219,177
General Manager, Strobic Air Corporation

Gennaro A. D’Alterio	2009	157,500	7,467	36,159	(88)	13,271	214,309
Vice President and General Manager,	2008	150,583	-	25,848	412	9,415	186,258
Met-Pro Pump Group	2007	125,882	-	-	3,402	2,721	132,005

Vincent J. Verdone	2009	147,500	15,027	32,782	1,222	8,853	205,384
Vice President and General Manager,	2008	144,600	16,352	-	1,544	7,827	170,323
Pristine Water Solutions Inc.	2007	144,000	9,802	-	9,717	2,450	165,969

(1)	The amounts in column (c) include base salary.

(2)
The amounts in column (d) represent the dollar amount recognized for financial statement reporting purposes for the fiscal years ended January 31, 2009, 2008 and 2007, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R) for stock options, which include amounts from awards granted prior to the fiscal years 2009, 2008 and 2007 to the extent such options became exercisable in fiscal years 2009, 2008 and 2007, respectively, as well as options granted in such fiscal years to the extent exercisable.  The fair value of these awards is based on the Black-Scholes option pricing model on the date of grant.  Assumptions used in the calculation of these amounts are included in the “Stock-Based Compensation” footnote to the Company’s audited financial statements for the fiscal year ended January 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the SEC on April 10, 2009.

(3)
The amounts in column (f) represent the actuarial increase in the present value of the named executive officers’ benefits under the Company’s Salaried Pension Plan, the Pension Restoration Plan (for Messrs. De Hont and Morgan), and the contribution to the Non-Qualified Deferred Contribution Supplemental Executive Retirement Plan. The contributions, which are included in column (f), to the Non-Qualified Deferred Contribution Supplemental Executive Retirement Plan for Messrs. De Hont, Morgan, Tetley, D’Alterio and Verdone amounted to $117,372, $65,406, $17,728, $0 and $0, respectively in the fiscal year ended January 31, 2009.  The actuarial increase was calculated using the interest rate, discount rate and form of payment assumptions consistent with those used in the Company’s financial statements.  The calculation assumes benefit commencement is at normal retirement age (age 65), and was calculated without respect to pre-retirement death, termination or disability.

(4)	The amounts in column (g) “All Other Compensation” for fiscal year 2009, consist of the following:
	401 (k)	401 (k)		Life
	Match	Discretionary	Car	Insurance	Disability	Total
Name	($)	($)	($)	($)	($)	($)
Raymond J. De Hont	$4,658	$9,252	$2,819	$1,620	$2,990	$21,339
Gary J. Morgan	3,159	9,217	1,955	1,069	2,757	18,157
Paul A. Tetley	4,272	6,460	1,007	911	2,462	15,112
Gennaro A. D’Alterio	3,667	3,667	3,126	765	2,046	13,271
Vincent J. Verdone	2,948	2,948	356	717	1,884	8,853

(5)	The amounts in column (h) represent the total of columns (c) through (g).

GRANTS OF PLAN-BASED AWARDS

The table below provides information about equity and non-equity awards granted to the named executive officers during the fiscal years 2009, 2008 and 2007.

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)
						All Other
						Option		Grant
						Awards:	Exercise	Date Fair
	Fiscal					Number of	or Base	Value of	Grant
	Year		Estimated Future Payouts Under			Securities	Price of	Stock and	Date
	Ended/		Non-Equity Incentive Plan Awards			Underlying	Option	Option	Price of
	Grant		Threshold	Target	Maximum	Options	Awards	Awards	Options
Name	Date		($)	($)	($)	(#) (1)	($/Sh) (2)	($) (3)	($/Sh) (2)
Raymond J. De Hont	01/31/2009	(4)	$0	$170,500	$255,750	-	-	-	-
	01/31/2008	(4)	0	155,000	232,500	-	-	-	-
	01/31/2007	(4)	0	116,000	174,000	-	-	-	-
	12/03/2008		-	-	-	45,500	$11.345	$155,155	$12.100
	12/10/2007		-	-	-	45,500	11.750	139,230	11.960
	12/15/2006		-	-	-	46,667	10.900	141,050	10.910

Gary J. Morgan	01/31/2009	(4)	0	88,000	132,000	-	-	-	-
	01/31/2008	(4)	0	84,000	126,000	-	-	-	-
	01/31/2007	(4)	0	60,300	90,450	-	-	-	-
	12/03/2008		-	-	-	19,500	11.345	66,495	12.100
	12/10/2007		-	-	-	19,500	11.750	59,670	11.960
	12/15/2006		-	-	-	20,000	10.900	60,450	10.910

Paul A. Tetley	01/31/2009	(4)	0	65,590	98,385	-	-	-	-
	01/31/2008	(4)	0	63,700	95,550	-	-	-	-
	01/31/2007	(4)	0	52,500	78,750	-	-	-	-
	12/03/2008		-	-	-	13,000	11.345	44,330	12.100
	12/10/2007		-	-	-	13,000	11.750	39,780	11.960
	12/15/2006		-	-	-	13,334	10.900	40,300	10.910

Gennaro A. D’Alterio	01/31/2009	(4)	0	39,375	59,063	-	-	-	-
	12/03/2008		-	-	-	10,000	11.345	34,100	12.100
	12/10/2007		-	-	-	7,800	11.750	23,868	11.960

Vincent J. Verdone	01/31/2009	(4)	0	36,875	55,313	-	-	-	-
	01/31/2008	(4)	0	36,150	54,225	-	-	-	-
	01/31/2007	(4)	0	35,000	52,500	-	-	-	-
	12/03/2008		-	-	-	7,800	11.345	26,598	12.100
	12/10/2007		-	-	-	7,800	11.750	23,868	11.960
	12/15/2006		-	-	-	8,000	10.900	24,160	10.910

(1)
The amounts in column (f) represent the number of stock options granted on December 3, 2008, December 10, 2007 and December 15, 2006, as part of the fiscal years 2009, 2008 and 2007 long-term incentive award.

(2)
The amounts in column (g) represent the exercise price of the stock options, which was the fair market value on the date of grant, calculated by taking the average of the high and low trading values of the Company’s Common Shares on the New York Stock Exchange on the date of grant. The closing trade value on the Company’s Common Shares on the New York Stock Exchange on December 3, 2008, December 10, 2007 and December 15, 2006 was $12.10, $11.96 and $10.91, respectively, as presented in column (i).

(3)
The amounts in column (h) represent the fair value of the stock options granted on December 3, 2008, December 10, 2007 and December 15, 2006 as part of the fiscal years 2009, 2008 and 2007 long-term incentive award. The value is computed in accordance with SFAS No. 123(R), using a Black-Scholes option pricing model value of $3.41, $3.06 and $3.02 per option, respectively.

(4)
Columns (c), (d) and (e) show for each named executive officer the potential value of the payout of their fiscal years 2009, 2008 and 2007 annual incentive award if the threshold, target and maximum performance goals are satisfied. Annual incentive awards for fiscal years 2009, 2008 and 2007 were paid as follows, respectively, and are reported in column (e) of the Summary Compensation Table on page 16: Mr. De Hont, $77,167, $69,281 and $51,875; Mr. Morgan, $39,828, $37,838 and $26,920; Mr. Tetley, $0, $28,163 and $0; Mr. D’Alterio, $36,159, $25,848 and $0; and Mr. Verdone, $32,782, $0 and $0. The Management Incentive Plan is described in the Compensation Discussion and Analysis on pages 9-15.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information on the holdings of stock options by the named executive officers at January 31, 2009.

(a)	(b)	(c)	(d)	(e)
	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (1)	Option Expiration Date (2)
Raymond J. De Hont	17,779	-	$5.5476	2/25/2012
	35,556	-	5.5181	2/24/2013
	44,446	-	9.6440	2/23/2014
	44,446	-	7.4110	2/22/2015
	45,334	-	9.0375	12/15/2015
	31,111	15,556	10.8975	12/15/2016
	15,166	30,334	11.7500	12/10/2017
	-	45,500	10.3450	12/03/2018

Gary J. Morgan	15,408	-	5.5476	2/25/2012
	17,779	-	5.5181	2/24/2013
	17,779	-	9.6440	2/23/2014
	17,779	-	7.4110	2/22/2015
	18,667	-	9.0375	12/15/2015
	13,333	6,667	10.8975	12/15/2016
	6,500	13,000	11.7500	12/10/2017
	-	19,500	11.3450	12/03/2018

Paul A. Tetley	9,956	-	4.1659	12/16/2009
	9,956	-	5.1047	2/26/2011
	9,956	-	5.5476	2/25/2012
	9,956	-	5.5181	2/24/2013
	17,779	-	9.6440	2/23/2014
	10,667	-	7.4110	2/22/2015
	10,667	-	9.0375	12/15/2015
	8,889	4,445	10.8975	12/15/2016
	4,332	8,668	11.7500	12/10/2017
	-	13,000	11.3450	12/03/2018

Gennaro A. D’Alterio	2,600	5,200	11.7500	12/10/2017
	-	10,000	11.3450	12/03/2018

Vincent J. Verdone	8,000	-	7.4110	2/22/2015
	8,000	-	9.0375	12/15/2015
	5,333	2,667	10.8975	12/15/2016
	2,600	5,200	11.7500	12/10/2017
	-	7,800	11.3450	12/03/2018

(1)
The exercise price of the stock options is the fair market value of the Company’s Common Shares on the date of grant, calculated by taking the average of the high and low price of the Company’s Common Shares on the New York Stock Exchange on the date of grant.

(2)
Options granted prior to fiscal year 2007 had a ten-year term and a vesting schedule of one-third on the date of grant, one-third at the completion of year one and one-third at the completion of year two.  All options granted during the fiscal years 2009, 2008 and 2007 have a ten-year term and a vesting schedule of one-third per year over three years. The first vesting date for all options granted during the fiscal years 2009, 2008 and 2007 is on the first anniversary date of the grant and is for one-third of the options that were granted, and the options subsequently vest at a rate of one-third of the grant per year on the following two anniversary dates, subject to earlier termination as well as acceleration as elsewhere described.

OPTION EXERCISES AND YEAR END HOLDINGS

The following table provides information with respect to options exercised during the fiscal year ended January 31, 2009 by each of the named executive officers and the status of their options at January 31, 2009.  In accordance with SEC rules, values are calculated by subtracting the exercise price from the average of the high and low prices of the Company’s Common Shares as reported by the New York Stock Exchange on the date of exercise, in the case of exercise, or on January 31, 2009, in the case of fiscal year-end values.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Value of Unexercised
	Option Awards		Number of Unexercised		In-The-Money
	Number of Shares	Value Realized	Options at FY-End		Options at FY-End
	Acquired on Exercise	on Exercise	(#)		($) (1)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Raymond J. De Hont	27,735	$302,717	233,838	91,390	$595,048	$972
Gary J. Morgan	28,564	314,751	107,245	39,167	303,361	417
Paul A. Tetley	-	-	92,158	26,113	316,320	278
Gennaro A. D’Alterio	-	-	2,600	15,200	-	-
Vincent J. Verdone	-	-	23,933	15,667	44,105	167

(1)
Market value of shares covered by in-the-money options on January 31, 2009 less option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

PENSION BENEFITS

Defined Contribution Plan

Effective April 1, 1999, the Company implemented a Defined Contribution Plan (the “401(k) Plan”).  All employees of the Company in the United States are eligible to participate in the 401(k) Plan following completion of one year of service and attaining age 21.  Pursuant to this plan, employees can contribute up to 25% of their compensation to the Plan.  The Company will match, in the form of Met-Pro Common Shares, up to 50% of the employee’s contribution up to 4% of compensation.  Effective January 1, 2007, the Company added a discretionary contribution to the Plan for non-bargaining unit employees in the United States in lieu of the Defined Benefit Plan, which was frozen on December 31, 2006, and accelerated the eligibility to participate in the 401(k) Plan from the completion of one year of service to six-months of service.  The discretionary contribution is (i) 2% for employees under 45 years old or with less than five years of service, (ii) 3% for employees 45 years or older and between five to nine years of service, or (iii) 4% for employees 45 years or older and with ten or more years of service.  The levels of discretionary contribution will not change with the employee’s age or years of service going forward and all future eligible new hires after April 15, 2006 will receive a discretionary contribution at the 2% level.  During the Company’s fiscal years ended January 31, 2009, 2008 and 2007, the Company made contributions to the 401(k) Plan in the amount of $13,910, $19,079 and $5,378 for Raymond J. De Hont, $12,376, $13,493 and $5,049 for Gary J. Morgan, $10,732, $9,085 and $4,395 for Paul A. Tetley, $7,334, $6,023 and $2,721 for Gennaro A. D’Alterio, $5,896, $5,776 and $2,450 for Vincent J. Verdone, and $66,746, $70,317 and $26,264 for all executive officers as a group (7 persons).

Salaried Employee Stock Ownership Plan

Pursuant to the Company’s Salaried Employee Stock Ownership Plan (the “Ownership Plan”), the Company may make discretionary contributions to the Company’s Salaried Employee Stock Ownership Trust (the “Trust”) either in cash or in Company Common Shares.  The Trust uses the cash contributions and dividends received to purchase shares of the Company’s Common Shares.  All full-time salaried employees who are at least 21 years of age and who have been employed by the Company on a full-time basis for at least one year are eligible to participate in the Ownership Plan.  All shares acquired by the Trust are allocated to the accounts of eligible employees based on their respective salaries.  Employees nearing retirement have discretion to diversify a portion of their investment.  There were no contributions by the Company to the Employee’s Stock Ownership Trust during the fiscal years ended in 2009, 2008 and 2007, and the Company does not presently expect to make any future contributions to the Trust.

Pension Plans

The Salaried Pension Plan (the “Retirement Plan”) is a funded, tax-qualified noncontributory defined benefit pension plan that covers certain employees, including the named executive officers.  Benefits under the Retirement Plan are calculated as an annuity of one percent of the participant’s final average earnings for the five highest consecutive years of the last ten years multiplied by years of service.  Earnings covered by the Retirement Plan include annual salary and non-equity incentive paid pursuant to the Company’s Management Incentive Plan.  The amount of annual earnings that may be considered in calculating benefits under the Retirement Plan is limited by law.  For the fiscal year ended 2009, the annual limitation was $230,000.

Effective February 1, 2000, the Board of Directors adopted a Non-Qualified Pension Restoration Plan for Mr. Morgan.  Mr. De Hont was added to the Non-Qualified Pension Restoration Plan effective February 1, 2001.  The Non-Qualified Pension Restoration Plan is an unfunded supplemental plan that provides, out of the Company’s general assets, an amount substantially equal to the difference between the amount that would have been payable under the Retirement Plan, in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the Retirement Plan.  As noted earlier in this Report, the accrual of future benefits under the Non-Qualified Pension Restoration Plan was frozen as of May 1, 2008, when the SERP took effect.

The purpose of the SERP is to provide supplemental retirement benefits to senior executives of the Company and others, presently totaling eleven persons, including the Company’s Chief Executive and Chief Financial Officers, as determined by the Company’s Board of Directors.  During the fiscal year ended January 31, 2009, the Company made annual contributions to the SERP in order to provide participants with up to 30% to 60% of projected retirement age compensation (based upon base salary) assuming thirty years of service to the Company, after taking into account all Company-provided retirement income as well as the employee’s social security benefit at a defined age.  The contributions to the SERP for Messrs. De Hont, Morgan, Tetley, D’Alterio and Verdone amounted to $117,372, $65,406, $17,728, $0 and $0, respectively, in the fiscal year ended January 31, 2009.

The following table shows the estimated annual Retirement Plan and Pension Restoration Plan benefits on a straight life (no death benefit) basis payable for various earnings levels upon retirement at age 65, after 15, 20, 25, 30 and 35 years of credited service to the Company:
		Years of Service
Five Year Average Earnings		15	20	25	30	35
$100,000		$15,000	$20,000	$25,000	$30,000	$35,000
125,000		18,750	25,000	31,250	37,500	43,750
150,000		22,500	30,000	37,500	45,000	52,500
170,000		25,500	34,000	42,500	51,000	59,500
175,000		26,250	35,000	43,750	52,500	61,250
200,000		30,000	40,000	50,000	60,000	70,000
230,000	(1)	34,500	46,000	57,500	69,000	80,500
250,000		37,500	50,000	62,500	75,000	87,500
300,000		45,000	60,000	75,000	90,000	105,000
350,000		52,500	70,000	87,500	105,000	122,500
400,000		60,000	80,000	100,000	120,000	140,000
450,000		67,500	90,000	112,500	135,000	157,500
500,000		75,000	100,000	125,000	150,000	175,000

(1)
Internal Revenue Code Section 401(a)(17) limits on earnings used to calculate the Retirement Plan benefits amounted to $230,000, $225,000 and $220,000 for fiscal years 2009, 2008 and 2007, respectively.

As of January 31, 2009, Messrs. De Hont, Morgan, Tetley, D’Alterio and Verdone accrued the years of credited service under the Retirement and Pension Restoration Plans as shown in the table below.

The following table shows, as to each of the named executive officers, (1) the number of years of Credited Service as of January 31, 2009 (measurement date of plans), (2) the present value of the accumulated benefit and (3) the payments during the last fiscal year.

(a)	(b)	(c)	(d)	(e)
		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#) (1)	($) (2)	($)
Raymond J. De Hont	Retirement Plan	11.50	$108,958	$0
	Pension Restoration Plan	12.83	99,572	0
Gary J. Morgan	Retirement Plan	26.75	222,674	0
	Pension Restoration Plan	28.08	64,737	0
Paul A. Tetley	Retirement Plan	9.92	54,993	0
Gennaro A. D’Alterio	Retirement Plan	11.42	16,745	0
Vincent J. Verdone	Retirement Plan	1.92	19,193	0

(1)	Based upon the pension plans’ measurement date of January 31, 2009.

(2)
The amounts in column (d) represent the present value of accumulated benefits for the period ended January 31, 2009. The actuarial values were based on the mortality table and discount rate assumptions used in the calculation in the “Employee Benefit Plans” footnote in the Company’s audited financial statements for the fiscal year ended January 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the SEC on April 10, 2009.

POTENTIAL PAYMENTS UPON TERMINATION
OR CHANGE OF CONTROL

Mr. De Hont is party to a Second Amended and Restated Key Employee Severance Pay Agreement dated as of December 3, 2008 with the Company which provides that in the event of a “change of control” and the “involuntary termination of his employment” within eighteen months thereafter, the Company shall pay him an amount that is equal to twenty-four months of his base salary in effect at the time that a change of control occurs.  Payment shall be made in full at the time of final payment of his regular compensation. Mr. De Hont’s current base annual salary, effective February 1, 2009, is $375,000.

A “change in control” shall be deemed to have occurred as of the date on which any of the following events shall occur: (i) any “person” or “group of persons acting in concert”, who are not part of the present management, becomes the “beneficial owner”, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or (ii) there shall be a change in the composition of the Company’s Board of Directors so that a majority of the Directors in office on the effective date of the Key Employee Severance Pay Agreement no longer constitute a majority of the Board of Directors; provided, however, that any Director elected upon the recommendation of the then present majority shall be considered to be a part of the present majority; or (iii) if the shareholders approve of (a) a reorganization, merger, or consolidation, in each case with respect to which persons who were shareholders of the Company immediately prior to such transaction do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated corporation’s then outstanding securities entitled to vote generally in the election of directors or (b) the  liquidation or dissolution of the Company or (c) the sale of all or substantially all of the Company’s assets; or (iv) there shall be a change of control as defined by any other agreement or plan to which the Company is a party.

“Involuntary termination of employment” means termination without “cause” (as defined), or termination of employment by Mr. De Hont for “good reason” (as defined).

Mr. De Hont has agreed that in consideration of the granting of the benefits under the agreement, he will continue to use his best efforts to perform his duties as assigned to him by the Company, and that in the event a change of control is pending or threatened, he will not voluntarily terminate his employment prior to the actual change of control but will continue to perform his duties in the same manner and with the same effort as he had employed prior to the occurrence of such events.

Mr. Morgan is also party to a Second Amended and Restated Key Employee Severance Pay Agreement on terms that are identical to those to which Mr. De Hont is party, except that the amount of compensation is equal to eighteen months of his base salary in effect at the time of the change of control. Mr. Morgan’s current base annual salary, effective February 1, 2009, is $227,700.

None of the other named executive officers are party to a Key Employee Severance Pay Agreement or other similar agreement with respect to the termination of employment following a change in control.

The Company’s stock option agreements provide for the acceleration and immediate vesting of all unvested stock options upon a “change of control”, which is defined in the same way as such term is defined in the Key Employee Severance Pay Agreement. The following table summarizes the potential payments and intrinsic value (the value based upon the fiscal-year end closing price of $10.96 per Common Share minus the stock option exercise price) derived from the accelerated vesting of stock options upon a change of control termination if it hypothetically were to have occurred on January 31, 2009, the last day of our fiscal year:

	Key	Accelerated
	Employee	Vesting of	Total
Name	Severance	Options	($)
Raymond J. De Hont	$750,000	$0	$750,000
Gary J. Morgan	341,550	-	341,550
Paul A. Tetley	-	-	-
Gennaro A. D’Alterio	-	-	-
Vincent J. Verdone	-	-	-

CERTAIN BUSINESS RELATIONSHIPS

The Company has no transactions or other payments to disclose under this heading under applicable SEC rules for the fiscal year 2009.

DIRECTOR COMPENSATION

The Company’s compensation philosophy for non-employee Directors is consistent with the philosophy established for the Company’s named executive officers. The compensation program is designed to attract and retain Directors with the necessary experience to represent the Company’s shareholders and to advise the Company’s executive management. It is also important that the compensation program aligns the Board of Directors with the interests of long-term shareholders. The Company uses a combination of cash and stock options to compensate Directors, and targets compensation survey data from the companies included in the Compensation Peer Group discussed in the Compensation Discussion and Analysis section of this proxy statement, as well as similar industry segments and industry in general.

Cash Compensation Paid to Board Members and for Committee Participation

For fiscal year 2009, members of the Board who were not employees of the Company received an annual cash retainer of $10,000, paid in quarterly increments.  In addition, the Chair of the Compensation and Management Development Committee received an annual cash retainer in the amount of $3,500, the Chair of the Audit Committee received an annual cash retainer in the amount of $7,500 and the Chair of the Corporate Governance and Nominating Committee received an annual retainer in the amount of $1,500. Directors also receive a fee of $1,250 per day for each day during which one or more Board meetings are attended (including telephonic meetings as to which the workload, in preparation of the meeting or otherwise, justifies the payment, in the view of the Chairman), and $800 per day for each day in which Committee meetings are attended (including telephonic meetings as to which the workload, in preparation of the meeting or otherwise, justifies the payment, in the view of the Chairman).  Effective February 1, 2007, members of the Board received quarterly payments distributed in advance by the Company of amounts due for Board and Committee membership and attendance.  Directors who are employees of the Company receive no compensation for their service as Directors.

Option Awards Paid to Board Members

The non-employee Directors are paid an annual stock option grant on terms that are intended to be substantially similar to the terms of the options granted to the Company’s executive officers.  The option terms, which the Board has the authority to change from time to time, subject to the terms of the Company’s stock option plans, in general, are as follows: an exercise price that is equal to the average of the high and low price of the Company’s Common Shares on the date of grant; a vesting period of three years; provided, however, any unvested portion of the option shall become immediately exercisable in the event of a “change of control”; death; permanent and total disability; and any other cessation or termination of services as a director (other than as a result of removal for cause), provided, however, that only such portion of the option that was granted more than one year prior to such cessation or termination shall become exercisable upon such cessation or termination. The duration of the option shall be for up to ten years, subject to earlier termination under various conditions.  If the Director ceases to serve as such due to retirement, resignation, change of control, or for other reasons other than certain “bad” acts such as removal for cause, the option may be exercised until the earlier of two years after such cessation of services or ten year anniversary of the grant date. The grant date is typically the same date as the date that options are granted to the Company’s senior employees. Consistent with this, in December 2008, the Committee approved a stock option award of 13,000 shares to four non-employee Directors, except Dr. Lawley who is retiring effective June 3, 2009. The exercise price of the 2008 grant was $11.345 per share, which is the average of the high and low of the Company’s Common Shares as quoted on the New York Stock Exchange on the date of the grant.

Directors’ Retirement Plan

The Board’s current policy as to an annual grant of options for non-employee Directors was intended to replace participation by non-vested Directors in the Directors’ Retirement Plan that the Board had established in 1994 (the “Directors’ Plan”). Of the Company’s current Directors, only Dr. Lawley will receive benefits in the future under the Directors’ Plan as a result of the fact that each such person was vested as of December 16, 1999, the date of the Board’s action on this plan. The accrual of benefits under the Directors’ Plan for Dr. Lawley ceased as of December 16, 1999, in that Dr. Lawley elected to receive options as aforementioned for continued service as Director in lieu of participation under the Directors’ Plan.  The Directors’ Plan, which was established in 1994, provides that Directors who have completed six years of service will be eligible to receive deferred compensation after they cease to serve or reach age 70, whichever last occurs.  Payment will be made in annual installments based on $1,000 for each year of service as a Director, up to a maximum of $10,000 and for a period equal to the length of service, up to a maximum of 15 installments. Directors who have served as a Chief Executive Officer for at least six years will be eligible to receive additional annual deferred compensation at the rate of $1,000 for each year of service as an officer and/or Director, up to a maximum of $20,000, for a period equal to the length of such service, up to twenty years.  In the event of death before payments have been completed, the remaining annuity payments will be paid to the Director’s surviving spouse.  If there is no surviving spouse, a lump sum payment will be paid to the Director’s estate equal to the sum of ten annual retirement payments, less the total paid prior to death.

The Directors’ Plan further provides that if a Director’s services are terminated upon or after a “change in control” of the Company, the Director is entitled to an immediate lump sum payment of the benefits then applicable to such Director, and future payments due under the Plan to former Directors shall be accelerated and shall be immediately due and payable.  For purposes of the Plan, a “change in control” shall be deemed to occur if any person or group of persons as defined shall become the beneficial owner of 30% or more of the Company’s voting securities, or there shall be a change in the majority composition of the Company’s Board of Directors, or the shareholders of the Company shall approve a merger or other similar reorganization in which the persons who were shareholders of the Company prior to such merger do not immediately thereafter own more than 50% of the voting securities of the Company, or in the event of a change of control as defined in any other agreement or plan of the Company. There are additional provisions to vest stock options upon death, disability, retirement and cessation of the Director’s services.

DIRECTOR SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each Director during the fiscal year 2009.

(a)	(b)	(c)	(d)	(e)
			Change in
			Pension Value
			Nonqualified
			Deferred
	Fees Earned or	Option	Compensation
	Paid in Cash	Awards	and Earnings	Total
	($) (1)	($) (2)	($) (3)	($) (1)
George H. Glatfelter II	$29,550	$25,044	$0	$54,594
Alan Lawley, Ph.D. (5)	25,700	25,044	6,664	57,408
Nicholas DeBenedictis	29,225	25,044	0	54,269
Michael J. Morris	37,200	25,044	0	62,244
Constantine N. Papadakis, Ph.D.	28,850	25,044	0	53,894
Judith A. Spires (6)	0	0	0	0

(1)	The amounts in column (b) represent fees paid for board retainers, committee retainers, board meetings and committee meetings.

(2)
The amounts in column (c) represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended January 31, 2009, in accordance with SFAS No. 123(R) for stock options, regardless of when the options were granted, and include amounts from awards granted prior to the fiscal year 2009.  The fair value of these awards is based on the Black-Scholes option pricing model on the date of grant.  Assumptions used in the calculation of these amounts are included in the “Stock-Based Compensation” footnote to the Company’s audited financial statements for the fiscal year ended January 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the SEC on April 10, 2009.

(3)
The amounts in column (d) represent the actuarial increase in the present value of benefits under the Directors’ Retirement Plan for Dr. Lawley as described in the Directors’ Retirement Plan section on page 22.  No other Director is vested in this plan.

(4)	The amounts in column (e) represent the total of columns (b), (c) and (d).

(5)	Dr. Lawley will be retiring as a Director on June 3, 2009. Reported compensation reflects amounts earned or accrued during fiscal year 2009.

(6)	Ms. Spires was appointed a Director in January 2009.

(7)	The following table provides information on the holdings of stock options by each Director at January 31, 2009.

(a)	(b)	(c)	(d)	(e)
	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexercisable	($) (8)	Date (9)
George H. Glatfelter II	12,446	-	$7.4110	2/22/2015
	13,334	-	9.0375	12/15/2015
	8,889	4,445	10.8975	12/15/2016
	4,333	8,667	11.7500	12/10/2017
	-	13,000	11.3450	12/03/2018

Alan Lawley, Ph.D.	4,446	-	9.0375	12/15/2015
	8,889	4,445	10.8975	12/15/2016
	4,333	8,667	11.7500	12/10/2017

Nicholas DeBenedictis	5,556	4,445	10.8975	12/15/2016
	4,333	8,667	11.7500	12/10/2017
	-	13,000	11.3450	12/03/2018

Michael J. Morris	12,446	-	9.6440	2/23/2014
	13,334	-	9.0375	12/15/2015
	8,889	4,445	10.8975	12/15/2016
	4,333	8,667	11.7500	12/10/2017
	-	13,000	11.3450	12/03/2018

Constantine N. Papadakis, Ph.D.	12,446	-	7.4110	2/22/2015
	13,334	-	9.0375	12/15/2015
	8,889	4,445	10.8975	12/15/2016
	4,333	8,667	11.7500	12/10/2017
	-	13,000	11.3450	12/03/2018

(8)
The exercise price of the stock options is the fair market value of the Company’s Common Shares on the date of grant, calculated by taking the average of the high and low price of the Company’s Common Shares on the New York Stock Exchange on the date of grant.

(9)
Options granted prior to fiscal year 2007 had a ten-year term and a vesting schedule of one-third on the date of grant, one-third at the completion of year one and one-third at the completion of year two. All options granted during the fiscal years 2009, 2008 and 2007 have a ten-year term and a vesting schedule of one-third per year over three years. The first vesting date for all options granted during the fiscal years 2009, 2008 and 2007 is on the first anniversary date of the grant and is for one-third of the options that were granted, and the options subsequently vest at a rate of one-third of the grant per year on the following two anniversary dates, subject to earlier termination as well as acceleration as elsewhere described.

The following table shows, as to each Director who is eligible for pension plan benefits, (1) the number of years of Credited Service as of January 31, 2009 (measurement date of plans), (2) present value of the accumulated benefit and (3) the payments during the last fiscal year.

(a)	(b)	(c)	(d)	(e)
		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#) (1)	($) (2)	($)
Alan Lawley, Ph.D.	Directors’ Retirement Plan	9.00	$59,774	$0

(1)	Based upon the pension plans’ measurement date of January 31, 2009.

(2)
The amount in column (d) represents the present value of accumulated benefits for the period ended January 31, 2009. The actuarial values were based on the mortality table and discount rate assumptions used in the calculation in the “Employee Benefit Plans” footnote in the Company’s audited financial statements for the fiscal year ended January 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the SEC on April 10, 2009.

The Board receives recommendations periodically from the Compensation and Management Development Committee as to appropriate policies on Directors’ compensation, and may make changes from time to time based upon such recommendations.  In February 2009, the Committee reviewed Director and committee compensation, and took no action with respect to any change in compensation.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors consists of three Directors, all of whom are independent in accordance with New York Stock Exchange listing standards, the rules of the SEC applicable to audit committee members and the Company’s Corporate Governance Guidelines.

The current charter of the Audit Committee of the Board specifies that the purpose of the Audit Committee is to assist the Board in its oversight of:

♦	the integrity of the Company’s financial statements and internal controls;
♦	the Company’s compliance with legal and regulatory requirements;
♦	the qualifications and independence of the Company’s independent registered public accountants; and
♦	the performance of the Company’s internal audit function and the independent registered public accountants.

The full text of the Audit Committee’s charter is available on our Company’s website at www.met-pro.com under the “Investor Relations – Corporate Governance” captions.  A copy of the entire charter may also be obtained upon request from the Company’s Corporate Secretary.

The Company’s management is responsible for preparing the Company’s financial statements and systems of internal control and the independent registered public accountants are responsible for auditing those financial statements and expressing their opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent registered public accountants.

As a part of its oversight of the Company’s financial statements, the Audit Committee met four (4) times during the fiscal year 2009 to review and discuss, with both management and the Company’s independent registered public accountants, all annual and quarterly financial statements prior to their issuance.  Management represented to the Audit Committee that each set of the Company’s consolidated financial statements reviewed were prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Committee.  The Audit Committee held discussions with the independent registered public accountants on matters required to be discussed pursuant to Statement on Auditing Standards No. 114 (Communications with Those Charged with Governance), as amended  (AICPA Professional Standards, Vol. 1 AU section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T,  including the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the Company’s financial statements.  The Committee also discussed with the Company’s independent registered public accountants matters relating to their independence, including a review of audit and non-audit engagement fees and the written disclosures from the Company’s independent registered public accountants to the Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

The Audit Committee, prior to the commencement of the audit, discussed with the Company’s independent registered public accountants the overall scope and plans for its audit.  The Committee also met with the independent registered public accountants to discuss the results of its examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee recommended to the Board of Directors on March 27, 2009, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009, for filing with the SEC. The Audit Committee also recommended to the Board of Directors, and the Board has approved, the selection of Margolis & Company P.C. as the Company’s independent registered public accountants for the fiscal year ending January 31, 2010.

Submitted by the Audit Committee,

Michael J. Morris (Chairman)
Nicholas DeBenedictis
Alan Lawley, Ph.D.
March 27, 2009

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Unless instructed to the contrary, the persons named in the enclosed proxy intend to vote the same in favor of the ratification of the selection of Margolis & Company P.C. as independent registered public accountants to the Company to serve for the fiscal year ending January 31, 2010, unless such engagement shall be earlier terminated.  That firm, which has acted as independent auditor of the Company since 1971, has reported to the Company that none of its members have any direct financial interest or material indirect financial interest in the Company.

A representative of Margolis & Company P.C. is expected to attend the meeting and have an opportunity to make a statement and/or respond to appropriate questions from shareholders.

The approval of the ratification of the selection of Margolis & Company P.C. requires the affirmative “FOR” vote of a majority of the shares which are present in person or by proxy at the Annual Meeting and which are actually cast on such proposal.

The Board of Directors recommends a vote FOR the ratification of the selection of Margolis & Company P.C. as independent registered public accountants for the fiscal year ending January 31, 2010.

OUR RELATIONSHIP WITH OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Under its charter, the Audit Committee must pre-approve all engagements of our independent registered public accountants unless an exception to such pre-approval exists under the Securities Exchange Act of 1934 or the rules of the SEC.  It is the Committee’s practice each year to approve the independent registered public accountants’ retention to audit our financial statements, including the associated fee, before the filing of the preceding year’s Annual Report on Form 10-K. The Audit Committee evaluates other known potential engagements by the Company of the independent registered public accountants, including the scope of the work proposed to be performed and the proposed fees, and to approve or reject each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accountants’ independence from management.  At each subsequent Audit Committee meeting, the Committee expects to receive updates on the services actually provided by the independent registered public accountants, and management may present additional services for approval.  These might, for example, be services for due diligence for an acquisition that would not have been known earlier in the fiscal year.  The Audit Committee has the discretion to delegate to its Chairman the authority to evaluate and approve engagements on behalf of the Committee in the event that a need arises for pre-approval between Committee meetings.  If the Chairman approves any such engagements, he or she will report that approval to the Committee at the next Committee meeting.

Since May 6, 2003, the effective date of the SEC rules stating that an auditor is not independent of an audit client if services that it provides to the client are not appropriately approved, there have been no new non-audit engagements of Margolis & Company P.C. that have not been appropriately approved by the Audit Committee.

Audit and Other Fees

The following table presents fees for professional audit services rendered by Margolis & Company P.C. for the audit of the Company’s annual financial statements for the fiscal years ended January 31, 2009 and 2008, and fees billed for other services rendered by Margolis & Company P.C. during those periods.

	2009	2008
Audit fees (1)	$195,940	$213,750
Audit related fees (2)	20,080	22,000
Tax fees (3)	50,280	65,000
All other fees (4)	25,700	-
Total	$292,000	$300,750

(1)
Audit fees consisted of audit work performed on the Company’s annual consolidated financial statements and the reviews of Quarterly Reports on Form 10-Q, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits. In the fiscal year ended January 31, 2009, audit fees also include fees for the audits of the effectiveness of internal control over financial reporting. In the fiscal year ended January 31, 2008, audit fees also include fees for the audit of (i) the effectiveness of internal control over financial reporting and Form 10-K and 10-K/A for the fiscal year ended January 31, 2007 and reviews of Form

10-Q/A for the quarters ended October 31, July 31, April 30, 2007 and October 31, 2006, and (ii) management’s assessment of the effectiveness of internal control over financial reporting.

(2)	Audit related fees consisted of audit work performed on employee benefit plans.

(3)	Tax fees consisted principally for services related to the preparation of the corporate income tax returns and assistance with Internal Revenue Service examinations.

(4)	The Company’s Audit Committee engaged Margolis & Company P.C. for due diligence services in connection with a potential acquisition during the fiscal year ended January 31, 2009.

All services rendered by Margolis & Company P.C. in the fiscal year ended January 31, 2009 were permissible under applicable laws and regulations, and were pre-approved by the Audit Committee.  The Audit Committee pre-approval policy is set forth in the “Audit Committee Charter” which is available on our Company website at www.met-pro.com under the “Investor Relations – Corporate Governance” captions.  A copy of the entire charter may also be obtained upon request from the Company’s Corporate Secretary.

PROPOSAL NO. 3
OTHER BUSINESS

The Board of Directors is not aware of any other matters that will be presented for voting by shareholders at the Annual Meeting.  However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment in such matters.

SHAREHOLDER PROPOSALS

Any shareholder wishing to submit a proposal for inclusion in the written proxy statement for the 2010 Annual Meeting of Shareholders must submit the proposal to Gary J. Morgan, Secretary, Met-Pro Corporation, 160 Cassell Road, P.O. Box 144, Harleysville, PA 19438 prior to December 22, 2009 in order to be considered for inclusion in the written proxy statement.  The submission of such proposals by shareholders and the consideration of such proposals by the Company for inclusion in next year’s proxy statement and form of proxy are subject to applicable rules and regulations of the SEC.

Shareholders who wish to present a Director nomination or any other business at the 2010 Annual Meeting of Shareholders, which the Company expects to hold on June 2, 2010, are required by the Company’s Bylaws to notify the Secretary in writing between February 3, 2010 and March 5, 2010.  The notice from the shareholder must provide certain information that is described in Section 2.3 of the Company’s Bylaws.  A copy of these Bylaw requirements will be provided upon written request to the Secretary at the address given in the preceding paragraph, and the notice to the Secretary containing the required information should be sent to this address as well.  The Company is not required to include in its written proxy statement nominations and proposals that are not properly submitted as described in this paragraph.

The Company retains discretion to vote proxies it receives with respect to proposals received after March 5, 2010.  The Company retains discretion to vote proxies it receives with respect to proposals received prior to March 5, 2010, provided (i) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion, and (ii) the proponent does not issue his or her own proxy statement.

Gary J. Morgan
Secretary

Harleysville, Pennsylvania
April 17, 2009

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 2009, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO.  REQUESTS FOR COPIES OF SUCH REPORT SHOULD BE DIRECTED TO GARY J. MORGAN, SECRETARY, MET-PRO CORPORATION, 160 CASSELL ROAD, P.O. BOX 144, HARLEYSVILLE, PENNSYLVANIA 19438.

ANNUAL MEETING OF SHAREHOLDERS OF

MET-PRO CORPORATION

June 3, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.met-pro.com/html/invrel.htm

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20230000000000000000 0 060309

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors.

NOMINEES:
- ○ George H. Glatfelter II
- ○ Gary J. Morgan

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Proposal to Ratify the Appointment of Margolis & Company P.C. as independent registered public accountants	☐	☐	☐

(The Board of Directors recommends a vote "FOR" this proposal.)

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy when properly executed, will be voted in the manner directed here by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Shareholder ____________ Date: ______ Signature of Shareholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

MET-PRO CORPORATION

June 3, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.met-pro.com/html/invrel.htm

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

20230000000000000000 0 060309

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ George H. Glatfelter II
- ○ Gary J. Morgan

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "**FOR ALL EXCEPT**" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

2. Proposal to Ratify the Appointment of Margolis & Company P.C. as independent registered public accountants — FOR ☐ AGAINST ☐ ABSTAIN ☐

(The Board of Directors recommends a vote "FOR" this proposal.)

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy when properly executed, will be voted in the manner directed here by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.